Exhibit 10.31

STATE OF NORTH CAROLINA LEASE AGREEMENT

COUNTY OF MCDOWELL

THIS LEASE AGREEMENT, dated December     , 2005, is entered into by and between GREAT MEADOWS, INC., a North Carolina corporation (“Landlord”); and MOUNTAIN 1ST BANK & TRUST COMPANY, a North Carolina banking corporation (“Tenant”).

PRELIMINARY STATEMENT

A. Landlord is the owner of a parcel of land (the “Land”) containing approximately 0.97 acres, located on the northern side of US. Highway 70, at the northeastern corner formed by its intersection with U.S. Highway 221 Bypass, in the City of Marion, McDowell County, North Carolina, and more particularly described in Exhibit A attached hereto. Landlord or its predecessor has constructed a commercial building (the “Building”) on the Land, containing approximately 3,000 square feet of building area, along with related improvements such as paved entrances and parking areas, utility lines and landscaping (together with the Building, the “Improvements.”). The Land, the Building and the other Improvements are referred to collectively in this Lease as the “Premises.”

B. Tenant desires to lease the Premises from Landlord for the operation of its commercial banking business. In order to evidence their agreement regarding Tenant’s lease of the Premises, the parties are entering into this Lease Agreement (this “Lease”).

AGREEMENT OF LEASE

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Lease, including the covenant to pay rent, and other good and valuable consideration, Landlord and Tenant hereby agree, for themselves, their successors and assigns, as follows:

1. Basic Lease Provisions. In addition to the terms defined in the Preliminary Statement, the following terms, whenever used in this Lease with the first letter of each word capitalized, shall have only the meanings set forth in this Paragraph 1, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease:

(a) Lease Term: Five (5) full Lease Years, beginning on the Rent Commencement Date, as those terms are defined below, plus the period between the Commencement Date and the Rent Commencement Date. In addition, Tenant shall have four (4) consecutive options to extend the Lease Term for periods of three (3) Lease Years each (the “Renewal Periods”).

(b) Lease Year: The first Lease Year shall begin on the Rent Commencement Date” defined in Paragraph 1(d), and shall end on the last day of the twelfth (12th) full calendar month thereafter. Each subsequent Lease Year shall be a period of twelve (12) consecutive calendar months.

(c) Commencement Date: The date that the Premises is delivered by Landlord to Tenant in the condition required in Paragraph 5(a).

(d) Rent Commencement Date: The earlier of: (i)___120___ (___) days after the Commencement Date, or (ii) the date Tenant opens for business in the Premises.

(e) Base Rent: Beginning on the Rent Commencement Date, and for the remainder of the initial Lease Term, the annual Base Rent payable under this Lease shall be Forty-Two Thousand and 00/100 Dollars ($42,000.00), payable in equal monthly installments of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00). If Tenant exercises its first renewal option, the annual Base Rent payable under this Lease shall increase on the first day of the first Renewal Period in proportion to the increase in the cost-of-living since the Rent Commencement Date. If Tenant exercises its second renewal option, the annual Base Rent payable under this Lease shall increase further on the first day of the second Renewal Period in proportion to the increase in the cost-of-living since the first day of the first Renewal Period. If Tenant exercises its third renewal option, the annual Base Rent payable under this Lease shall increase further on the first day of the third Renewal Period in proportion to the increase in the cost-of-living since the first day of the second Renewal Period. If Tenant exercises its fourth renewal option, the annual Base Rent payable under this Lease shall increase further on the first day of the fourth Renewal Period in proportion to the increase in the cost-of-living since the first day of the third Renewal Period. The increase in the cost of living shall be determined by reference to the Consumer Price Index for All Urban Consumers (1982-84=100), as published by the Bureau of Labor Statistics of the United States Department of Labor, and as most recently available on the date for which the cost of living determination is being made. If the above-referenced index is discontinued, calculated in a different manner, or unavailable, Landlord may substitute a comparable, generally accepted cost of living index.

(f) Permitted Use: Conducting sales finance, consumer loans, banking, personal loans, sale of insurance, mortgage lending, commercial lending, sale of securities, and other activities normally engaged in by a financial institution.

(g) Trade Name: Mountain 1st Bank & Trust Company.

(h) Landlord’s Mailing Address: Post Office Box 400, Spruce Pine, North Carolina 28777, Attention: G. Byron Phillips.

(i) Tenant’s Mailing Address: 101 Jack Street, Hendersonville, North Carolina 28792, Attention: Lee Beason.

(j) Exhibits: The following exhibits are attached to this Lease and are hereby incorporated in and made a part of this Lease:

(i) Exhibit A - Legal Description of Prernises

Each reference in this Lease to any of the Basic Lease Provisions contained in this Paragraph 1 shall be construed to incorporate all of the terms provided by such Basic Lease Provisions. In the event of any conflict between the Basic Lease Provisions and the balance of this Lease, including any exhibits, riders, addenda, or amendments, then the balance of this Lease shall control.

2. Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby accepts and rents from Landlord at the rent, and upon the terms and conditions set forth in this Lease, the Premises. The Premises are leased by Landlord to Tenant subject to all easements and restrictions of record.

3. Term. The Lease Term shall begin on the Commencement Date, and shall end at midnight on the last day of the fifth (5th) Lease Year after the Rent Commencement Date. At the end of the Lease Term, Tenant is hereby granted four (4) consecutive options to extend the Lease Term for periods of three (3) Lease Years each, provided that Tenant is not in default under this Lease, beyond any applicable cure period, on the date of exercise, and provided further that Tenant gives written notice to Landlord of its intention to exercise each option at least six (6) months before the end of the original Lease Term or any previously exercised extension thereof. If Tenant exercises these options, all terms and conditions of the Lease shall continue in full force and effect during the Renewal Periods, including, without limitation, Base Rent at the rates specified in Paragraph l(e). All references to the “Lease Term” shall, unless the context shall clearly indicate a different meaning, be deemed to constitute a reference to any properly exercised Renewal Periods.

4. Rent. Tenant shall pay to Landlord the following amounts for the use and occupancy of the Premises and appurtenances thereto:

(a) Base Rent. Commencing upon the Rent Commencement Date, and continuing for the balance of the Lease Term, Tenant shall pay the Base Rent specified in Paragraph l(e). Base Rent shall be payable in advance, on or before the first day of each calendar month during the Lease Term, without setoff, demand or deduction. Base Rent due for any portion of a calendar month shall be computed on a daily basis. If the Commencement Date falls on a day other than the first day of a calendar month, the Base Rent for the first partial month shall be payable together with the first full monthly installment of Base Rent on the first day of the following calendar month.

(b) Taxes and Insurance. Commencing on the Rent Commencement Date, and for the balance of the Lease Term, Tenant agrees to pay the following expenses:

(i) All taxes and assessments of every kind or nature which are now or may hereafter be imposed or assessed upon the Premises, specifically including any taxes or assessments levied on Tenant’s personal property. Landlord shall cause the Premises to be separately assessed for tax purposes, and Tenant shall pay the taxes directly to the taxing authority, and furnish Landlord proof of payment on or before December 15 of each year.

(ii) All taxes or excises on rent or any other tax, levy or charge, however described, levied against Landlord by the federal government, the State of North Carolina or any political subdivision of the State of North Carolina on account of rent or other charges payable to Landlord under this Lease; provided, however, that the provisions of this subparagraph (ii) shall not be deemed to include any income, estate, franchise or similar taxes levied against Landlord.

(iii) All insurance premiums paid by Landlord for any policy of insurance obtained by Landlord under Paragraph 11(a).

(c) Other Charges. In addition to all other rent required to be paid pursuant to the terms of this Paragraph 4, Tenant shall pay, as additional rent, all other charges required to be paid pursuant to other provisions of this Lease, whether or not designated as “rent.” If the due date of any such payment is not specified in this Lease, the payment shall be due within ten (10) days after written notice from Landlord.

(d) Late Charges. If Tenant fails to pay any monthly installment of Base Rent by the fifth (5th) day of the month in which the installment is due, a late charge equal to four percent (4%) of the installment shall be assessed; provided that in no event may any late charge provided in this Paragraph 4(d) exceed the maximum permitted by law or be imposed prior to the date permitted by law.

(e) Payment of Rent. All rent and additional rent payments provided for in this Lease shall be payable to Landlord at the address specified in Paragraph l(h), until notice to the contrary is given by Landlord. Tenant shall have the right to pay Base Rest by direct deposit, and in that event Landlord shall furnish its account information to Tenant upon request.

(f) Rent an Independent Covenant. Tenant’s obligation to pay Base Rent and other charges under this Lease shall be an independent covenant, and shall not be affected by Landlord’s failure to perform any of its obligations under this Lease, unless a court of competent jurisdiction determines otherwise.

5. Improvements and Delivery of Premises.

(a) Landlord Work and Delivery of Premises. On or before ___, 2006, Landlord shall cause to be removed at Landlord’s expense all underground storage tanks located on the Premises, and Landlord shall fill the areas where the tanks were located with gravel, and shall repave the surface of such area (the “Landlord Work”). Upon completion of the Landlord Work, Landlord shall deliver the Premises to Tenant in a clean condition, free of all construction debris and materials. Tenant expressly recognizes and agrees that it has inspected the Premises, that Landlord makes no warranty whatsoever with respect to the condition thereof, that Tenant will accept the Premises in “AS IS” condition upon completion of the Landlord Work, and that there is no obligation whatsoever on the part of the Landlord to make any improvement to or other modification of the Premises other than the Landlord Work.

The date on which exclusive possession of the Premises is delivered to Tenant shall be the “Commencement Date” for purposes of this Lease. If the Commencement Date has not occurred by                     , Tenant may terminate this Lease by delivery of written notice to Landlord prior to the occurrence of the Commencement Date. Tenant and its contractors and employees shall have the right to enter the Premises, at their own risk, prior to the Commencement Date to take measurements and commence Tenant’s renovation work, provided such entry does not unduly interfere with or delay the progress of Landlord Work. In addition, Tenant shall have the right to hang a “coming soon” banner on the Building during the course of construction.

(b) Tenant Work. Upon delivery of the Prernises by Landlord to Tenant, Tenant shall perform, or cause to be performed, at no expense to Landlord, the following (the “Tenant Work”): (i) the renovation of the Premises; (ii) the installation of such furniture, fixtures and equipment as shall be necessary to open the Premises for business; and (iii) the erection of building-mounted signage and a free-standing identification sign (the “Signs”). The Tenant Work shall be performed in a good and workmanlike manner, in compliance with all required building and sign permits, laws and ordinances, and in compliance with plans and specifications approved in advance by Landlord. Tenant agrees to submit to Landlord plans and specifications for the Tenant Work, including sign drawings, prepared in such detail as Landlord may reasonably require, and Tenant agrees not to commence the Tenant Work until Landlord has approved Tenant’s plans and specifications in writing. Landlord agrees to act with reasonable promptness with respect to such plans and specifications.

(c) Acceptance of Premises. By occupying the Premises for a period of thirty (30) days following the Commencement Date, Tenant shall be deemed to have accepted the same acknowledged they are in the condition required by this Lease.

6. Use of the Premises.

(a) Permitted Use. The Premises shall, during the Lease Term, be used and occupied only for the Permitted Use, and for no other purposes, without the written consent of Landlord.

(b) Compliance with Laws. Tenant shall not use the Premises, or permit the Premises to be used, in violation of any law or ordinance or any regulation of any governmental authority, or in any manner that will constitute a nuisance, or for any hazardous purpose.

(c) Environmental. During the Lease Term, Tenant shall not, and shall not allow any other party to, bring upon, store, dispose of or install in or upon the Premises or any adjoining property of Landlord: (i) any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act and the Clean Water Act, or any amendments thereto, or any regulations promulgated thereunder; (ii) any “PCBs” or “PCB items” (as defined in 40 C.F.R. §761.3); or (iii) any “asbestos” (as defined in 40 C.F.R. §763.63). Tenant shall indemnify, defend and hold Landlord harmless from and against any liability, cost, damage or expense incurred or sustained by Landlord (including, without limitation, reasonable attorneys’ fees and expenses, court costs and costs incurred in the investigation, settlement and defense of claims) as a result of or in connection with any violation of the preceding prohibition. It is specifically understood and agreed to by Tenant that the indemnity contained in this paragraph shall survive the expiration or earlier termination of the Lease Term.

Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge, none of the hazardous substances described in the preceding paragraph are located on the Premises as of the date hereof It is understood and agreed that under no circumstances shall Tenant be liable for any environmental contamination introduced to the Premises by Landlord, its employees, agents, contractors, or any predecessor tenants.

7. Maintenance and Alterations. Landlord shall maintain and make necessary repairs to the exterior, roof, foundations, floor slab, supporting walls, and other principal structural portions of the Building, provided, however, that Landlord will not be responsible for or required to make, and Tenant will make, any repairs which may have been occasioned or necessitated by the negligence of Tenant, its agents, employees or invitees. Landlord shall not be liable for any damages resulting from its failure to make repairs unless Landlord has received notice of the need for such repair in writing, and a reasonable period of time has elapsed and Landlord has failed to make such repair.

Tenant will, at its expense, keep the balance of the Premises in a clean and orderly condition at all times during the Lease Term, and will keep and maintain the interior of the Building (including all mechanical systems and plate glass) in good order and repair during the full Lease Term. In addition, Tenant shall be responsible, at its expense, for the maintenance and repair of all exterior paved and landscaped areas located on the Land.

Tenant agrees that it shall be solely responsible for the repair and replacement of all heating and air conditioning equipment serving the Building, and for compliance with applicable laws covering the use, maintenance and replacement of such equipment. Tenant shall keep in force a standard maintenance agreement on all such equipment satisfactory to Landlord. If Tenant is required to replace any equipment (including HVAC equipment) serving the Building to comply with its obligations set forth above, the replacement equipment shall be substantially similar in quality (commercial grade) to the equipment being replaced.

If any repairs required to be made by Tenant under this Lease are not completed within ten (10) days, or in case of emergency if repairs are not made immediately, Landlord, without limiting any other right or remedy it may have therefore, may at its option make such repairs without liability to Tenant for any loss or damage to Tenant’s personal property resulting from such repairs, and Tenant shall pay to Landlord, as additional rent within ten (10) days after written demand, the cost of such repairs. If any repairs required to be made by Tenant are commenced when necessary, but cannot be completed within ten (10) days, then Tenant shall have an additional reasonable period of time to complete the repairs, so long as it continues to prosecute the completion of such repairs with due diligence, and provided it keeps Landlord fully informed on the progress of the repairs.

Tenant shall not make any structural or exterior alterations to the Building, or any additions to the Building or the other Improvements, without the prior written approval by Landlord of plans and specifications for such work. In addition, Tenant shall not alter the Signs, or erect any other free-standing or building-mounted signs on the Premises, without the prior written approval by Landlord of plans for such signs.

8. Utilities. During the Lease Term, Tenant shall pay for all electricity, heat, air conditioning, water, sewage, janitor service, garbage disposal and other utilities or services required by it in the use of the Premises.

9. Laws and Insurance Standards. Tenant shall, during the Lease Term, at no expense to Landlord, promptly comply with all laws, ordinances, rules, regulations, directives and standards of all federal, state, county and municipal governments and all departments and agencies thereof having jurisdiction over the Premises, with respect to matters arising after the date of execution of this Lease. Tenant shall, at no expense to Landlord, make all changes to the improvements on the Premises which may be required in order to comply with the foregoing. Tenant expressly covenants and agrees to indemnify and save Landlord harmless from any penalties, damages or charges imposed for any violation of any of the above covenants, whether occasioned by Tenant or any person upon the Premises by license or invitation of Tenant. Notwithstanding the foregoing, Tenant shall not be required to make, and Landlord shall make, any structural alterations or repairs necessary to comply with the foregoing, unless such repairs are made necessary by any act, work or omission of Tenant, in which event the alterations or repairs shall be made at Tenant’s expense.

Tenant shall have no claim against Landlord for any damages should Tenant’s use and occupancy of the Premises be prohibited or substantially impaired by reason of any law, ordinance or regulation of federal, state, county or municipal governments or by reason of any act of any legal or governmental or other public authority occurring after the date of this Lease. Notwithstanding the foregoing, if such laws completely prohibit the Premises from being used for the operation of a consumer finance business, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord.

10. Indemnification of Landlord and Liability Insurance.

(a) Indemnification by Tenant. Tenant shall indemnify, protect, defend and hold Landlord harmless from claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees and court costs) in connection with loss of life, bodily or personal injury or property damage: (i) arising from or out of any occurrence in, upon, at or from the Premises; (ii) arising from the occupancy or use by Tenant of the Premises; (iii) caused by any act or omission by Tenant, its agents, contractors, employees, licensees or concessionaires; or (iv) resulting from a breach of the Lease by Tenant. For purposes of this subparagraph 10(a), the term “Landlord” shall include its partners, members, managers, shareholders, officers, directors and employees, as applicable.

(b) Indemnification by Landlord. Landlord shall indemnify, protect, defend and hold Tenant harmless from claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees and court costs) in connection with loss of life, bodily or personal injury or property damage: (i) arising from or out of any negligent act or omission by Landlord, its employees, agents or contractors, or (ii) resulting from any breach, violation, or non-performance by Landlord of its obligations under this Lease.

(c) Liability Insurance. Tenant shall at all times during the Lease Term maintain in full force and effect the following insurance in standard form generally in use in the State of North Carolina, with a responsible insurance company or companies authorized to do business in that State, which are satisfactory to Lessor:

(i) Commercial general liability insurance (current ISO Form or its equivalent) covering bodily injury, death and property damage in the amount of at least Two Million and No/100 Dollars ($2,000,000.00) per occurrence, with an aggregate per location limit of at least Two Million and No/100 Dollars ($2,000,000.00). Tenant’s liability insurance obligations may be satisfied through any combination of primary, excess and umbrella liability coverage.

(ii) Employer’s liability insurance with minimum limits of at least $500,000/$500,000/$500,000, and worker’s compensation insurance as required by the applicable laws of the State of North Carolina.

Tenant’s liability insurance policy shall name Landlord as an additional insured, and shall contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Landlord prior to the cancellation of the policy, of any change in coverage, scope or amount of the policy. Prior to the Commencement Date, and thereafter not less than thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord copies of such policies or certificates evidencing the same, together with satisfactory evidence of proof of payment of premiums. Landlord shall have the right, by delivery of notice to Tenant from time to time during the term of this Lease, to increase the minimum insurance coverages required in this Paragraph 10 to amounts then required by prudent landlords of similar commercial properties in McDowell County, North Carolina.

(d) Blanket Policies. The insurance required by this Paragraph 10 may be included in policies of insurance covering multiple locations, provided that: (i) in all other respects, each such policy shall comply with the requirements of this Paragraph 10; (ii) the policy shall specify, or Tenant shall furnish Landlord with a written certificate from insurer specifying, (A) the maximum amount of the total insurance afforded by the blanket policy to the Premises, and (B) any sub limits in the blanket policy applicable to the Premises, which amounts shall not be less than the amounts required by this Paragraph 10; and (iii) the protection afforded the insuring party under the blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Premises.

11. Property Insurance, Damage and Destruction.

(a) Landlord’s Insurance. At all times during the Lease Term, Landlord shall pay all premiums for and maintain in effect, with a responsible insurance company or companies authorized to do business in the State of North Carolina, a policy of property insurance (ISO Special Form or its equivalent) covering the Building, providing coverage in the amount of at least 90% of the replacement cost of the Building (less the cost of foundations, footings, excavation and paving). Nothing in this Paragraph 11(a) shall prevent the taking out of policies of blanket insurance, which may cover real and/or personal property and improvements in addition to the Building; provided, however, that in all other respects each such policy shall comply with the other provisions of this Paragraph 11(a).

The policy of insurance required by this Paragraph 11(a) shall contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Tenant prior to the cancellation of the policy or any change in the coverage, scope or amount of the policy. Prior to the Commencement Date, and thereafter not less than thirty (30) days prior to the expiration of any such policy, Landlord will furnish to Tenant, copies of policies or certificates of insurance evidencing coverage’s required by this Paragraph 11(a).

(b) Tenant’s Insurance. At all times during the Lease Term, Tenant shall pay all premiums for and maintain in effect, with a responsible insurance company or companies authorized to do business in the State of North Carolina, a policy of property insurance (ISO Special Form or its equivalent) covering Tenant’s trade fixtures, furniture, inventory and equipment used in the Premises providing coverage of at least eighty percent (80%) of the replacement cost of such property.

The insurance required under this Paragraph 11(b) shall contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Landlord prior to the cancellation of the policy or any change in the coverage, scope or amount of the policy. Prior to the Commencement Date, and thereafter not less than thirty (30) days prior to the expiration of any such policy, Landlord will furnish to Tenant, copies of policies or certificates of insurance evidencing coverage’s required by this Paragraph 11(a).

(c) Waiver of Subrogation. Any policy of property insurance required by this Paragraph 11 shall contain a waiver of any right of subrogation which the insurer may acquire against the other party by virtue of payment of any claim under such insurance policy, so long as such a waiver of subrogation is available without the payment of an additional premium. If the waiver of subrogation is available only upon payment of an additional premium, Landlord may require Tenant to obtain the waiver, provided that Landlord agrees to pay the additional premium therefore.

(d) Repair and Reconstruction. Unless this Lease is terminated as provided in Paragraph 11(f), after any damage or destruction to the Building, Landlord shall repair and restore those portions of the Building originally constructed by it to substantially the same condition as existed immediately prior to the casualty, and Tenant shall likewise repair and restore the remaining portion of the Building, including all exterior signs, trade fixtures, equipment, furniture, furnishings and other installations of Tenant. If Landlord has not commenced its repair work within ninety (90) days after the casualty, or completed its repair work within one hundred eighty (180) days after the casualty, then in either event Tenant may terminate this Lease by delivery of written notice to Landlord at any time before Landlord commences or completes its repair or as applicable.

(e) Use of Proceeds. All insurance proceeds payable with respect to the Premises, excluding proceeds from any policy of insurance maintained by Tenant under Paragraph 11(b), shall be held and disbursed in accordance with the provisions of this Paragraph 11. If this Lease is not terminated as provided in Paragraph 11(f), any insurance recovery shall be applied as follows: first, to be applied against the cost to Landlord of restoration and rebuilding of any improvements as provided in Paragraph 11(d); and second, the balance of any insurance recovery shall belong to and be the exclusive property of Landlord.

(f) Termination. If (i) the Building is damaged or destroyed at any time during the Lease Term by any casualty that is not covered by the insurance required to be maintained by Landlord under Paragraph ll(a), and the amount of the damage is greater than twenty-five percent (25%) of the replacement cost of the Building, or (ii) the Building is damaged or destroyed by any casualty that is covered by the policy of insurance required to be maintained by Landlord under Paragraph 11(a), but the damage occurs during the last two (2) Lease Years of the initial Lease Term or of any Renewal Period, and the amount of the damage exceeds twenty-five percent (25%) of the replacement cost of the Building, then in either event Landlord may terminate this Lease by delivery of written notice to Tenant within ninety (90) days after the casualty. Upon such termination, Tenant shall surrender the Premises to Landlord, and neither party shall have any further obligations or liabilities under this Lease. Upon the termination of this Lease in accordance with the provisions of this Paragraph ll(f), all insurance proceeds shall belong to and shall be payable to Landlord, and Tenant shall have no right or claim with respect to those proceeds.

(g) Timing. If the Building is damaged or destroyed, but this Lease is not terminated pursuant to Paragraph 11(f), the parties shall commence their obligations under Paragraph 11(d) as soon as is reasonably possible, but no later than ninety (90) days after the date of the casualty, and shall prosecute the same to completion with all due diligence. In the event of any termination of this Lease under the provisions of Paragraph 11(f), this Lease shall terminate at the end of the calendar month in which the notice of termination is given.

(h) Rent Abatement. If the Building is damaged by fire or other casualty, the Base Rent and other charges payable under this Lease shall abate in proportion to the degree in which Tenant’s use of the Building is impaired during the period of any damage, repair or restoration provided for in this Paragraph 11. Except for the abatement of Base Rent and other charges provided for above, Tenant shall not be entitled to any compensation or damage from Landlord for loss of the use of the whole or any part of the Premises, or for inconvenience or annoyance occasioned by any damage, destruction, repair or restoration.

12. Ownership of Certain Property and Surrender of Premises. During the Lease Term, any personal property, trade fixtures or leasehold improvements placed upon the Premises by Tenant shall remain the property of Tenant. Upon the termination of this Lease, Tenant shall surrender to Landlord the Premises, including, without limitation, the Building and other Improvements then located upon the Premises, in good condition and repair, free and clear of all Tenant’s personal property, signs, trade fixtures and equipment, and Tenant shall repair any damage to the Building caused by such removal. Notwithstanding the foregoing, Tenant shall not be obligated to remove any permanent leasehold improvements from the Premises.

13. Landlord’s Entry. Landlord shall have the right to enter upon the Premises at all reasonable times during the Lease Term upon twenty-four (24) hours prior written notice (except that no notice shall be required in an emergency) for the purposes of inspection, maintenance or repair.

14. Default.

(a) Events of Default. Each of the following shall constitute an event of default by Tenant under this Lease:

(i) Tenant fails to pay any installment of Base Rent or other charges payable under this Lease within ten (10) days after written notice from Landlord that such amount is overdue;

(ii) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease to be observed or performed by Tenant, and fails to cure such default within thirty (30) days after written notice from Landlord;

(iii) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, and if such petition is filed against Tenant, it is not dismissed within forty-five (45) days;

(iv) Tenant’s interest in this Lease is levied upon under execution or other legal process and such execution is not dissolved within thirty (30) days;

(v) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors; or

(vi) a receiver is appointed for Tenant or Tenant’s property.

(b) Remedies. Upon the occurrence of an event of default by Tenant under this Lease, Landlord, at its option, without further notice or demand to Tenant, may in addition to all other rights and remedies provided in this Lease, at law or in equity:

(i) terminate this Lease and Tenant’s right of possession of the Premises, and recover all damages to which Landlord is entitled as a result of Tenant’s breach. These damages include: (A) all costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Landlord in enforcing its rights under this Lease, (B) all expenses of reletting the Premises (including repairs, alterations, legal fees and brokerage commissions), and (C) an amount equal to the present value of the difference between the rent that would be payable by Tenant under this Lease for the balance of the Lease Term and the reasonable rental value of the Premises for the balance of the Lease Term; or

(ii) terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet all or part of the Premises for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. Landlord agrees that it will use reasonable efforts to mitigate its damages. Landlord may, at its option, enter into the Premises, remove Tenant’s property, and take and hold possession of the Premises; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay all Base Rent and other charges provided in this Lease for the full Lease Term, or from any other obligation of Tenant under this Lease. Until Landlord relets the Premises, Tenant shall continue to pay Landlord all Base Rent and other charges payable under this Lease, as and when payable under this Lease. If and when the Premises is relet and a sufficient sum is not realized from such reletting, after payment of all Landlord’s expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions), to satisfy the payment of Base Rent and other charges payable under this Lease for any month, Tenant shall pay Landlord the deficiency monthly upon demand. Tenant agrees that Landlord may file suit to recover any sums due to Landlord under this Paragraph 14(b)(ii) from time to time and that the filing of a suit or the recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord.

15. No Waiver. No delay or omission of Landlord to exercise any right or power arising from any default on the part of Tenant shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence thereto. In particular, the receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach, and no provision of this Lease shall be deemed to have been waived by Landlord unless the waiver is in writing and signed by Landlord.

16. Condemnation. If any part of the Building or more than twenty percent (20%) of the parking spaces located within the Premises are taken under the power of eminent domain (including any conveyance made in lieu thereof), then either party shall have the right to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after such taking. If this Lease is not terminated, Landlord shall apply the proceeds of such condemnation to repair and restore the Building and the remainder of the Premises, in which case the Base Rent payable by Tenant under this Lease shall be proportionately and equitably reduced. All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of all or any portion of the Premises shall be the property of Landlord, whether such award is compensation for damages to Landlord’s or Tenant’s interest in the Premises, and Tenant hereby assigns all of its interest in any such award to Landlord. Notwithstanding the foregoing, Tenant may make a separate claim against the condemning authority for its moving expenses, for the value of its furniture, equipment and trade fixtures and for loss of business, and the proceeds of any such separate award shall belong to Tenant.

17. Assignment and Subletting.

(a) Consent Required. Except as expressly permitted in Paragraph 17(b), Tenant shall not voluntarily or by operation of law, assign, transfer, mortgage or otherwise encumber all or any part of Tenant’s interest in this Lease or in the Premises, or sublet the whole or any part of the Premises, without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Receipt by Landlord of rent due under this Lease from any party other than Tenant shall not be deemed a consent to any assignment or subletting, nor relieve Tenant of its obligation to pay the rent provided in this Lease for the full Lease Term.

(b) Corporate Transfers. Tenant may assign this Lease to, or merge with, its parent corporation, or any affiliate or subsidiary of its parent corporation, without the prior written consent of Landlord, but Tenant shall provide Landlord with written notice of such transaction. Any other merger, or any dissolution, consolidation or other reorganization of Tenant, or the sale or other transfer (except as the result of death) of more than fifty percent (50%) of the corporate stock of Tenant or fifty percent (50%) of its voting stock shall constitute an assignment of this Lease for all purposes of this Paragraph 17 and is prohibited without the written consent of Landlord.

(c) Standards of Reasonableness. If Tenant proposes an assignment or sublease for Landlord’s approval under this Paragraph 17, Landlord shall not be deemed unreasonable for requiring that the proposed assignee or subtenant: (i) have a net worth (according to a financial statement prepared by an independent certified public accounting firm) adequate to satisfy the obligations of Tenant under this Lease; (ii) be financially responsible; and (iii) intend to operate the Premises for the Permitted Use.

(d) Effect of Assignment. If Landlord consents to any transfer of Tenant’s interest in his Lease, or if Landlord’s consent is not required, then the term “Tenant” shall thereafter be deemed to include, without further reference, the party to whom such interest is transferred, such as any subtenant, assignee, concessionaire or licensee. If this Lease is assigned or if the Premises is occupied by anybody other than Tenant, without Landlord’s prior written consent, Landlord may, nevertheless, collect rent from the alleged assignee or occupant and apply the net amount collected to rent herein reserved, but such action shall not constitute a waiver of this Paragraph 17. Notwithstanding any assignment or sublease permitted by this Lease or consented to by Landlord, Tenant, and any guarantor of this Lease, shall remain fully liable and shall not be released from performing any of the terms of this Lease, even if it is amended.

18. Notices. All notices provided for in this Lease shall be in writing and shall be deemed to be given when sent by prepaid registered or certified mail, return receipt requested, or by a nationally recognized courier service that provides proof of delivery, addressed to the parties at the addresses specified in Paragraphs l(g) and l(h). Either party may, from time to time, by ten (10) days’ prior written notice given as provided above, designate a different address to which notices to it shall be sent.

19. Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Lease Term with Landlord’s acquiescence but without any written agreement of the parties, Tenant shall be only a tenant from month to month, on the terms and conditions set forth in this Lease, including the Base Rent and other charges in effect immediately prior to the holdover, and there shall be no renewal of this Lease or exercise of an option by operation of law. Such holdover tenancy shall be terminable by either party on thirty (30) days’ prior written notice.

20. Transfer of Landlord’s Interest. In the event of the sale, assignment or transfer by Landlord of its interest in the Premises or in this Lease (other than a collateral assignment to secure a debt of Landlord) to a successor in interest who expressly assumes the obligations of Landlord under this Lease, Landlord shall be released or discharged from all of its covenants and obligations under this Lease, except such obligations as shall have accrued prior to any such sale, assignment or transfer; and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. Landlord’s assignment of this Lease or of any or all of its rights herein shall not affect Tenant’s obligations hereunder. Tenant shall thereafter attorn and look to such assignee, as Landlord, provided Tenant has first received written notice of such assignment of Landlord’s interest.

21. Warranty. Landlord warrants to Tenant that: (a) Landlord holds fee simple title to the Premises; (b) Landlord has full right and authority to lease the Premises upon the terms and conditions set forth in this Lease; and (c) Tenant shall peacefully and quietly hold and enjoy the Premises for the full Lease Term so long as it does not default in the performance of any of its obligations under this Lease.

22. Short Form Lease. Upon the commencement of the Lease Term, the parties shall execute in recordable form a memorandum or short form lease agreement in recordable form, specifying the commencement and termination dates of the Lease Term and including any such other provisions of this Lease (exclusive of provisions dealing with monetary terms) as either party may reasonably desire to incorporate therein.

23. Mechanics’ Liens. Tenant covenants and agrees to do all things necessary to prevent the filing of any mechanics’ or other liens against the Premises or any part thereof by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant, or anyone holding the Premises or any part thereof through or under Tenant. If any such lien shall at any time be filed against Tenant’s interest in the Premises, Tenant shall either cause the same to be discharged of record within twenty (20) days after the date of filing, or, if Tenant, in Tenant’s discretion and in good faith, determines that the lien should be contested, shall furnish such security as may be necessary or required to prevent the pendency of such contest. If Tenant shall fail to discharge such lien within such period or fail to furnish such security, then, in addition to any other right or remedy of Landlord resulting from Tenant’s default, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by giving security or in such other manner as is, or may be, prescribed by law, and Tenant shall, within ten (10) days after written demand by Landlord, reimburse Landlord for all of its costs and expenses arising in connection with the lien (including reasonable attorneys’ fees). Nothing contained in this Paragraph 23 shall imply any consent or agreement on the part of Landlord to subject Landlord’s estate to liability under any mechanics’ or other lien law.

24. Force Majeure. If Landlord or Tenant is delayed, hindered or prevented from the performance of any act required under this Lease, by reason of governmental restrictions, scarcity of labor or materials, strikes, fire, or any other reasons beyond its control, the performance of the act shall be excused for the period of delay, and the period for the performance of the such act shall be extended for the period necessary to complete performance after the end of the period of such delay.

25. Limitation of Liability. Notwithstanding anything contained in this Lease to the contrary, Tenant agrees that it shall look solely to the estate and property of Landlord in the land comprising the Premises for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord for any default or breach by Landlord of any of its obligations under this Lease, subject, however, to the prior rights of any ground or underlying landlord or the holder of any mortgage covering the Premises or Landlord’s interest therein. No other assets of the Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim.

26. Fee Mortgages. This Lease shall be subject and subordinate to the lien of any mortgage or deed of trust in existence or subsequently obtained by Landlord and covering its interest in the Premises. As a condition to such subordination, the mortgagee shall agree in writing that this Lease shall not be divested or in any way affected by a foreclosure or other default proceedings under the mortgage or the obligations secured thereby, so long as Tenant is not in default under the terms of this Lease, beyond the expiration of any applicable cure period. Tenant agrees that this Lease shall remain in full force and effect notwithstanding any such default proceeding, and further agrees that it will attorn to the mortgagee, or to its successors or assigns, including any purchaser at any such foreclosure. Tenant agrees that, upon request by Landlord, it shall enter into a Subordination, Non-Disturbance and Attornment Agreement in order to give effect to the provisions of this Paragraph 26.

27. Nature and Extent of Agreement. This instrument contains the complete agreement of the parties regarding the terms and conditions of the lease of the Premises, and there are no oral or written conditions, terms, understandings or other agreements pertaining thereto which have not been incorporated herein. This instrument creates only the relationship of landlord and tenant between the parties as to the Premises; and nothing in this Lease shall in any way be construed to impose upon either party any obligations or restrictions not expressly set forth in this Lease. The laws of the State of North Carolina shall govern the validity, interpretation, performance and enforcement of this Lease.

28. Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

29. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original once executed and delivered.

30. Unenforceability. If any provision of this Lease or its application to any person or circumstance shall, to any extent, be deemed valid or unenforceable, the remaining provisions of this Lease, and the application of that provision to other persons or circumstances, shall not be affected.

31. Captions. The captions for each section in this Lease have been inserted only as a matter of convenience and for reference, and in no way define, limit or affect the scope or intent of that section.

32. Action by Commissioner of Banks. Notwithstanding any other provisions contained in this Lease, if Tenant is closed or taken over by the North Carolina Commissioner of Banks, or other bank supervisory authority, then Landlord may terminate the lease only with the concurrence of the Commissioner of Banks or other bank supervisory authority, and any such authority shall in any event have the election either to continue or to terminate the lease. If this Lease is terminated due to the fact that Tenant is closed or taken over by the North Carolina Commissioner of Banks, or other bank supervisory authority, the maximum claim of Landlord for damages or indemnity for injury resulting from the rejection or abandonment of the unexpired term of this Lease shall not exceed the rent reserved by this Lease, without acceleration, for the year next succeeding the date of the surrender of the premises to Landlord, or the date of re-entry of Landlord, whichever first occurs, whether before or after closing of the bank, plus an amount equal to the unpaid rent accrued, without acceleration, up to such date.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Lease under seal as of the day and year first above written.

LANDLORD:

GREAT MEADOWS, INC.

By:	/s/ VAN PHILLIPS
Van Phillips, President

TENANT:

MOUNTAIN 1ST BANK & TRUST COMPANY

By:	/s/ LEE BEASON
Lee Beason, EVP

EXHIBIT A

Legal Description of the Premises

Located in the city of Marion, Marion Township, McDowell County, North Carolina, and more particularly described as follows:

BEGINNING at an iron pin set in the northern margin of the right-of-way of U.S. Highway 70. (100-foot wide), which iron pin is located S 64-29-12 W 851.94 feet from the N. C. G. S. Monument “Darrell” (N. C. G. S. coordinates Y=725,624.402, X=1,099,824.138, NAD 27); and thence, from said point of BEGINNING, continuing with the northern right-of-way margin of U. S. Highway 70, S 60-53-44 W 170.00 feet to an iron pin set; thence,· leaving the northern right-of-way margin of U.S. Highway 70, N 26-3451 W 250.00 feet to an iron pin set; thence, N 60-53-44 E 170.00 feet to an iron pin set, in the boundary line of Hugh Richard. Buchanan and Jerry B. Pritchard, now or formerly (as set forth in Deed Book 265, Page 947); thence, running with said boundary line, S 26-34-51 E 250.00 feet to the point and place of BEGINNING; containing 0.97 acres, more or less, all as shown on that survey dated October 22, 1991, prepared by R. Larry Greene, N. C. R. L. S., and entitled “Survey and Division of that Property Described in a Lease from Great Meadows, Inc. to William J. Kehler, 111.”